Exhibit 99.(i)(30)

August 21, 2008

PowerShares Exchange-Traded Fund Trust II

301 West Roosevelt Road

Wheaton, IL 60187

Clifford Chance US LLP

31 West 52nd  Street

New York, NY 10019

Re:	PowerShares Exchange-Traded Fund Trust II

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to PowerShares Exchange-Traded Fund Trust II (the “Trust”) on behalf of its series, PowerShares Global Agriculture Portfolio, PowerShares Global Biotech Portfolio, PowerShares Global Coal Portfolio, PowerShares Global Gold and Precious Metals Portfolio, PowerShares Global Progressive Transportation Portfolio and PowerShares Global Steel Portfolio  (each, a “Fund”) in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about August 21, 2008 (as proposed to be amended, the “Registration Statement”) with respect to the each Fund’s shares of beneficial interest, par value $.01 per share (the “Shares”).  You have requested that we deliver this opinion to you in connection with the Trust’s filing of such Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)           a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)           a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on September 19, 2007, of the Trust’s Amended and Restated Declaration of Trust dated as of September 17, 2007 (the “Declaration”);

(c)           a copy, as executed by the Trustees of the Trust, of the  Trust’s Amended and Restated Designation of Series dated as of August 11, 2008 (the “Designation”);

(d)           a certificate executed by an appropriate officer of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration, Designation, By-Laws, and certain resolutions adopted by the Trustees of the Trust at a meeting held on June 20, 2008 (the “Resolutions”); and

(e)           drafts received on August 14, 2008 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above.  We have also assumed that the Designation will be duly filed with the Secretary of the Commonwealth of Massachusetts and any other place required under Massachusetts law.  We have further assumed that the Trust’s Declaration, Designation, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the due formation or existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein.  No opinion is given herein as to the choice of law or internal substantive rules of law, which any tribunal may apply to such transaction.  In addition, to the extent that the Trust’s Declaration, Designation or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of

Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.             The Trust has been duly formed and is existing under the Trust’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.             The Shares, when issued and sold in accordance with the Trust’s Declaration, Designation and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

We hereby consent to your reliance on this opinion in connection with your opinion to the Trust with respect to the Shares and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP